Exhibit 16.1
August 25, 2023
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Better Home & Finance Holding Company (formerly Aurora Acquisition Corp.) under Item 4.01 of its Form 8-K dated August 25, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Better Home & Finance Holding Company contained therein.
Very truly yours,
/s/ Marcum LLP
Marcum LLP